EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and related Prospectus of Tapestry Pharmaceuticals, Inc. (formerly NaPro BioTherapeutics, Inc.) for the registration of 25,650,000 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2004, with respect to the consolidated financial statements and schedules of Tapestry Pharmaceuticals, Inc. (formerly NaPro BioTherapeutics, Inc.) included in its Annual Report (Form 10-K) for the year ended December 28, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

May 2, 2006